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                                                                     EXHIBIT 5.1




                                  July 31, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:      LifePoint Hospitals, Inc.
                           Registration Statement on Form S-3

Ladies and Gentlemen:

                  We have acted as counsel to LifePoint Hospitals, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 340,000 shares of Common Stock, $.01 par value per share, of the Company (the "Shares") issuable pursuant to the terms of the Company's 1998 Long-Term Incentive Plan (the "Plan").

                  In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

                  Based upon the foregoing, we are of the opinion that the Shares, to the extent actually issued pursuant to the Plan and in the manner and on the terms described in the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                Very truly yours,


                                /s/ Waller Lansden Dortch & Davis,
                                    A Professional Limited Liability Company